Exhibit (v)

ICIMutual
Partners in Risk Management

John T. Mulligan
Vice President

June 23, 2010

Mr. Paul O’Neil
Vice President & Chief Compliance Officer
Eaton Vance Corporation
2 International Place
Boston, MA 02110

Re: ICI Mutual Insurance Company Blanket Bond No. 97125109B (“Bond”)

Dear Paul:

I hereby confirm payment of the additional premium and taxes due for the increased limit of liability – from $70 million to $75 million – on the above referenced Bond, effective May 1,
2010.

Feel free to call me at (800) 643-4246 if you have any questions.

Sincerely,

/S/ John T. Mulligan

John T. Mulligan
Vice President